Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contact:

Teri Dahlman, dahlman.teresa@idenix.com

IDENIX PHARMACEUTICALS FILES PATENT INFRINGEMENT AND

INTERFERENCE LAWSUITS AGAINST GILEAD SCIENCES

CAMBRIDGE, Mass., December 2, 2013 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that it has filed two lawsuits against Gilead Sciences, Inc. (NASDAQ:GILD): a patent infringement lawsuit in the United States District Court in Boston, Massachusetts and a separate patent infringement and interference lawsuit in the United States District Court in Wilmington, Delaware.

The Massachusetts infringement lawsuit alleges that Gilead infringes two U.S. patents co-owned by Idenix (6,914,054 and 7,608,597) that cover methods of treating the hepatitis C virus using 2’-methyl nucleosides. In this lawsuit, Idenix is seeking a declaration that Gilead’s imminent distribution, importation, use, sale or offer to sell drugs containing sofosbuvir, a 2’-methyl nucleoside compound, infringes Idenix’s patents.

The Delaware infringement and interference lawsuit alleges that Gilead infringes a separate U.S. patent co-owned by Idenix (7,608,600) that covers methods of treating the hepatitis C virus using 2’-methyl-2’-fluoro nucleosides. Idenix is seeking a declaration that Gilead’s imminent distribution, importation, use, sale or offer to sell drugs containing sofosbuvir infringes the Idenix ‘600 patent. Additionally, the Delaware lawsuit asserts a claim for interfering patents between the Idenix ‘600 patent and a U.S. patent (8,415,322) owned by a Gilead subsidiary, Gilead Pharmasset LLC. Idenix is seeking to have the Gilead ‘322 patent declared invalid.

“Idenix has invested significant resources in nucleoside drug discovery and in building an intellectual property portfolio that aids in the discovery and development of drugs for the treatment of the hepatitis C virus and other viral diseases,” said Maria Stahl, senior vice president and general counsel at Idenix. “While we have attempted to resolve this matter with Gilead without resorting to infringement litigation, we intend to diligently and vigorously protect our patent rights for the benefit of our company and our shareholders and prevent infringing use by others. Idenix remains confident in its patent portfolio and has several patent families that provide the Company coverage for 2’-methyl nucleoside compounds and 2’- methyl, 2’- fluoro nucleoside compounds specifically.”

Other Ongoing Patent Disputes

Idenix and Gilead are currently involved in a separate patent interference before the United States Patent and Trademark Office involving a pending Idenix patent application (Application 12/131,868) covering certain 2’- methyl, 2’- fluoro nucleoside compounds and another granted Gilead patent (7,429,572) also related to certain 2’- methyl, 2’- fluoro nucleoside compounds.

Gilead Sciences has also filed suit against Idenix in various jurisdictions outside the United States to invalidate granted Idenix patents covering certain 2’-methyl-2’-fluoro nucleoside compounds and their use in treating HCV or other Flaviviridae viruses.

The patents asserted by Idenix in its Massachusetts infringement lawsuit are not the same patents at issue in the ongoing U.S. patent interference or the ongoing foreign litigations. The patent asserted by Idenix in its Delaware lawsuit is not the same patent application at issue in the ongoing U.S. patent interference, but is in the same patent family.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

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